UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Triple Crown Media, Inc.

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TRIPLE CROWN MEDIA, INC.

546 East Main Street

Lexington, Kentucky 40508

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

October 31, 2007

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Triple Crown Media, Inc. (“TCM”) will be held at 10:00 AM, local time, on Wednesday, November 28, 2007, at the board room on the third floor at 546 East Main Street, Lexington, Kentucky, 40508, for the purpose of considering and acting upon:

•	The election of seven members of our Board of Directors;

•	the ratification of the selection of independent registered public accounting firm for the fiscal year ending June 30, 2008.

•	Such other business and matters or proposals as may properly come before the meeting.

Only holders of record of our common stock, $.001 par value per share (the “Common Stock”), at the close of business on October 15, 2007 are entitled to notice of, and to vote at, the annual meeting.

Your vote is very important. We encourage you to vote as soon as possible by one of three convenient methods: by calling the toll-free number listed on the proxy card, by accessing the Internet site listed on the proxy card or by signing, dating and returning the proxy card in the enclosed postage-paid envelope. Internet and telephone mailing is available through 11:59 p.m. Eastern Time the day prior to the annual meeting day.

By Order of the Board of Directors,

Robert S. Prather, Jr.

Chairman

Lexington, Kentucky

October 31, 2007

TRIPLE CROWN MEDIA, INC.

546 East Main Street

Lexington, Kentucky 40508

PROXY STATEMENT

For Annual Meeting of Stockholders

to be Held on November 28, 2007

This proxy statement is being furnished by Triple Crown Media, Inc., a Delaware corporation (which we refer to as “TCM,” “we,” or “us”), to the holders of our common stock, $.001 par value per share (the “Common Stock”), in connection with the solicitation of proxies by us for use at the 2007 Annual Meeting of Stockholders (the “2007 Annual Meeting”) to be held at the board room on the third floor at 546 East Main Street, Lexington, Kentucky, 40508, on Wednesday, November 28, 2007, at 10:00 AM, local time, and at any adjournments or postponements thereof.

A proxy delivered pursuant to this solicitation is revocable at the option of the person giving the same at any time before it is exercised. A proxy may be revoked, prior to its exercise, by signing and delivering a later dated proxy card, by submitting a later dated proxy by Internet or by telephone, by delivering written notice of the revocation of the proxy to our Secretary, Mark G. Meikle, prior to the 2007 Annual Meeting, or by attending and voting at the 2007 Annual Meeting. Attendance at the 2007 Annual Meeting, in and of itself, will not constitute revocation of a proxy.

Unless previously revoked, the shares represented by the enclosed proxy will be voted in accordance with the stockholder’s directions if the proxy is duly submitted prior to the 2007 Annual Meeting. If no directions are specified, the shares will be voted FOR the election of the director nominees recommended by the Board of Directors and in accordance with the discretion of the named proxies on other matters properly brought before the 2007 Annual Meeting.

On or about October 31, 2007, this proxy statement, the enclosed proxy card and the Company's Annual Report on Form 10-K for the twelve months ended June 30, 2007 are being mailed to stockholders of record entitled to vote at the 2007 Annual Meeting.

The expense of preparing, printing and mailing this proxy statement and soliciting the proxies sought hereby will be borne by us. In addition to the use of the mail, proxies may be solicited by our officers, directors and regular employees, who will not receive additional compensation therefore, in person or by telephone, telegraph or facsimile transmission. We also will request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of the Common Stock as of the record date for the 2007 Annual Meeting and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly signing and returning the enclosed proxy card will help to avoid additional expense.

OTHER MATTERS

Our Board of Directors knows of no other matters to be brought before the 2007 Annual Meeting, other than the election of our directors and ratification of the independent registered public accounting firm. However, if any other matters are properly brought before the 2007 Annual Meeting, it is the intention of the named proxies in the accompanying proxy to vote in accordance with their judgment on such matters.

VOTING REQUIREMENTS

Record Date and Voting Rights

Our Board of Directors has fixed the close of business on October 15, 2007 as the record date for determining holders of the Common Stock entitled to notice of, and to vote at, the 2007 Annual Meeting. Only holders of record of the Common Stock on that date will be entitled to notice of, and to vote at, the 2007 Annual Meeting. Stockholders of record may vote by either:

•	attending the 2007 Annual Meeting;

•	the Internet at http://www.proxyvoting.com/tcmi;

•	the telephone at 1-866-540-5760 as directed on the enclosed proxy card; or

•	completing and mailing the enclosed proxy card.

Instructions for voting are included on the enclosed proxy card.

As of the record date, October 15, 2007, 5,543,309 shares of the Common Stock were outstanding. Each share of the Common Stock is entitled to one vote. The total number of possible votes is 5,543,309. A number of votes equal to or greater than a majority of possible votes, or 2,771.655 votes, will constitute a quorum. No business may be transacted at the 2007 Annual Meeting without a quorum. Abstentions and broker non-votes (where a broker submits a proxy but does not have discretionary authority to vote a customer’s shares on such proposal when specific instructions are not received) will be counted as present for purposes of determining a quorum.

Required Votes

With respect to the election of directors, a majority of the votes is not required; instead, the nominees will be elected by a plurality of the votes cast, which means that the seven nominees receiving the most votes will be elected. Votes withheld from any nominee, if a quorum is present, will have no effect on the outcome of voting for directors. Abstentions and broker non-votes will not be counted and will have no effect on the outcome of the election of directors.

Abstentions and broker non-votes, in effect, will be votes against the ratification of the independent registered public accounting firm as approval requires the affirmative vote of the holders of a majority in voting power of the shares of Common Stock that are present in person or by proxy and entitled to vote thereon.

ELECTION OF DIRECTORS

Nominees

At the 2007 Annual Meeting, seven directors, who have been nominated by the Nominating, Corporate Governance, Compensation and Stock Option Committee, are to be elected to hold office (subject to our bylaws) until our next annual meeting of stockholders and until their successors have been duly elected and qualified. In case any nominee listed in the table below should be unavailable for any reason, which our management has no reason to anticipate, your proxy will be voted for any substitute nominee or nominees who may be selected by the Board of Directors prior to or at the 2007 Annual Meeting.

Our Board of Directors unanimously recommends that you vote “FOR” the election of those directors specified in this proxy statement.

Set forth below is information concerning each of the nominees.

Name	Age	Position
Robert S. Prather, Jr.	62	Director, Chairman
Thomas J. Stultz	55	Director, President and Chief Executive Officer
Gerald N. Agranoff	60	Director
James W. Busby	53	Director
Hilton H. Howell, Jr.	45	Director
Monte C. Johnson	70	Director
George E. “Nick” Nicholson	59	Director

ROBERT S. PRATHER, JR., has been Chairman of the Company since December 2005 and a director of the Company since May 2005. Mr. Prather was the Company’s President and Chief Executive Officer from May 2005 until December 2005. He had been Bull Run Corporation’s President and Chief Executive Officer from 1992 until December 2005. He has served as President, Chief Operating Officer and a director of Gray Television, Inc., since 2002, and as Gray’s Executive Vice President-Acquisitions and a director from 1996 through 2002. Mr. Prather serves as a director of Gabelli Asset Management Inc. (a provider of; investment advisory and brokerage services). He serves as a director of Gray Television, Inc. He is also an advisory director of Swiss Army Brands, Inc. and serves on the Board of Trustees of the Georgia World Congress Center Authority.

THOMAS J. STULTZ, has been President and Chief Executive Officer since December 2005. Mr. Stultz had been President and Chief Operating Officer of Host Communications, Inc., a subsidiary of Bull Run Corporation since August 2004. He served as President of Gray Publishing, LLC from 1996 through December 2004, managing the daily newspapers owned by Gray Television, Inc.

GERALD N. AGRANOFF has been a director of the Company since December 2005. Mr. Agranoff has served as Managing Member of Inveraray Capital Management LLC, an investment management company, since 2002; general partner of SES Family Investment & Trading Partnership, L.P., an investment partnership, since 1996. Mr. Agranoff also serves a s a director of Petrosearch Energy Corporation.

JAMES W. BUSBY has been a director of the Company since December 2005. Mr. Busby has been President of Del Mar of Wilmington Corporation, a real estate development company, since 1997. Mr. Busby was President of Datasouth Computer Corporation, a subsidiary of Bull Run Corporation since 1994, from 1984 through 1997, and was one of Datasouth’s founders in 1977.

HILTON H. HOWELL, JR. has been a director of the Company since December 2005. Mr. Howell was Bull Run Corporation’s Vice President and Secretary from 1994 until December 2005. He has served as Gray Television, Inc.’s Vice Chairman and a director since 2002 and as Gray’s Executive Vice President and a director since 2000. Mr. Howell has served as President and Chief Executive Officer of Atlantic American Corporation, an insurance holding company, since 1995 and Executive Vice President from 1992 to 1995. He has been Executive Vice President and General Counsel of Delta Life Insurance Company and Delta Fire and Casualty Insurance Company since 1991, and Vice Chairman of Bankers Fidelity Life Insurance Company and Georgia Casualty & Surety Company since 1992. Mr. Howell also serves as a director of the following companies: Atlantic American Corporation, Bankers Fidelity Life Insurance Company, Delta Life Insurance Company, Delta Fire and Casualty Insurance Company, Georgia Casualty & Surety Company, American Southern Insurance Company, American Safety Insurance Company, Association Casualty Insurance Company and Association Risk Management General Agency.

MONTE C. JOHNSON has been a director of the Company since December 2005. Mr. Johnson has been a self-employed business consultant since 1987 and has served as President of KAJO, Inc., an oil and gas operating company, since 1995. He has also been the Director of Athletics at the University of Kansas from 1982 to 1987 and served as a director of Host Communications, Inc. from 1993 to 2000.

GEORGE E. “NICK” NICHOLSON has been a director of the Company since February 2006. Mr. Nicholson has been President and Chief Executive Officer of Keeneland Association, a thoroughbred race course and sales company located in Lexington, KY, since 2000.

CORPORATE GOVERNANCE

We are in compliance with the NASDAQ Global Market, Inc. (the “NASDAQ”) corporate governance rules, which were adopted in connection with the Sarbanes-Oxley Act of 2002. We have adopted a Code of Ethics that applies to all of our directors, executive officers and employees. If any waiver of this Code is granted, the waiver will be disclosed in a Securities and Exchange Commission, or the SEC filing on a Current Report on Form 8-K. Our Code of Ethics and the written charters of our Audit Committee and our Nominating, Corporate Governance, Compensation and Stock Option Committee, as well as our Corporate Governance Principles, are available on our website at www.triplecrownmedia.com. All such information is also available in print to any stockholder upon request by telephone at (859) 226-4678.

After considering all applicable regulatory requirements and assessing the materiality of each director’s relationship with the Company, our Board of Directors has affirmatively determined that all of our directors are independent in accordance with NASDAQ rules and regulations established by the SEC except for Mr. Stultz due to his status as an executive officer. Consequently, our Board of Directors has determined that six of our seven directors are independent in accordance with NASDAQ rules and regulations.

We encourage stockholder communication with our Board of Directors. Any stockholder who wishes to communicate with the Board of Directors or with any particular director, including any independent director, may send a letter to our Secretary at Triple Crown Media, Inc., Attention: Mark G. Meikle, Secretary, 546 East Main Street, Lexington, Kentucky 40508. Any communication should indicate that you are a stockholder and clearly specify that such communication is intended to be made to the entire Board of Directors or to one or more particular directors.

The Board of Directors has adopted a policy that all directors on the Board of Directors are expected to attend annual meetings of the stockholders.

Our Board of Directors held five meetings during the twelve months ended June 30, 2007. During the twelve months ended June 30, 2007, each of the directors attended at least 75% of the aggregate number of meetings of the board and meetings of all committees of the board on which such directors served.

BOARD COMMITTEES AND MEMBERSHIP

Our Board of Directors has an Audit Committee, the purpose of which is to review and evaluate the results and scope of the audit and other services provided by our independent registered public accounting firm, as well as our accounting policies and system of internal accounting controls, and to review and approve any transactions between us and our directors, officers or significant stockholders. The Audit Committee is governed by a written Audit Committee Charter which was approved and adopted in its current form by the Board of Directors on December 30, 2005, was attached as an exhibit to our 2005 Annual Report on Form 10-K, and can be found on our corporate website at www.triplecrownmedia.com. The Audit Committee held four meetings during the twelve months ended June 30, 2007. The members of the Audit Committee are Messrs. Agranoff, Busby, Johnson and Nicholson. The Board of Directors has affirmatively determined that Gerald N. Agranoff is an “audit committee financial expert” as that term is defined under applicable SEC rules. Our Board of Directors has determined that all members of the Audit Committee are independent in accordance with NASDAQ and SEC rules governing audit committee member independence. The report of the Audit Committee is set forth under the heading “Report of Audit Committee.”

Our Board of Directors has a Nominating, Corporate Governance, Compensation and Stock Option Committee, the purpose of which is to make recommendations with respect to executive salaries, bonuses and compensation. The Nominating, Corporate Governance, Compensation and Stock Option Committee held twelve meetings during the twelve months ended June 30, 2007, and its members are Messrs. Agranoff, Busby and Johnson. The Board of Directors has affirmatively determined that all members of the Nominating, Corporate Governance, Compensation and Stock Option Committee are independent in accordance with NASDAQ rules governing independence. The report of the Nominating, Corporate Governance, Compensation and Stock Option Committee is set forth under the heading “Compensation Committee Report.”

The Nominating, Corporate Governance, Compensation and Stock Option Committee has adopted a written charter to govern its activities related to Compensation and Stock Option matters and Nominating and Corporate Governance matters, a copy of which is available on our corporate website at www.triplecrownmedia.com. In these functions, the committee assists the Board of Directors in fulfilling its responsibilities to stockholders by identifying and screening individuals qualified to become directors of TCM, recommending candidates to the Board of Directors for all directorships, evaluating the set of corporate governance principles and guidelines applicable to TCM that the Board of Directors has adopted, and overseeing the evaluation of the Board of Directors and management. In recommending candidates to the Board of Directors for nomination as directors, the Nominating, Corporate Governance, Compensation and Stock Option Committee considers such factors as it deems appropriate, consistent with its charter, including but not limited to judgment, skills, diversity, integrity and experience. The committee does not assign a particular weight to these individual factors. Rather, the committee looks for a unit of factors that, when considered along with the experience and credentials of the other candidates and existing directors, will provide stockholders with a diverse and experienced Board of Directors. Historically, we have not used a recruiting firm to assist with this process.

The Nominating, Corporate Governance, Compensation and Stock Option Committee will consider recommendations for director nominees submitted by stockholders. The Nominating, Corporate Governance, Compensation and Stock Option Committee’s evaluation of candidates recommended by our stockholders does not differ materially from its evaluation of candidates recommended from other sources. Stockholders wishing to recommend director candidates for consideration by the Nominating, Corporate Governance, Compensation and Stock Option Committee may do so by writing to our Secretary, giving the candidate’s name, biographical data and qualifications. The foregoing information should be forwarded to the Nominating, Corporate Governance, Compensation and Stock Option Committee, c/o Mark G. Meikle, Secretary, 546 East Main Street, Lexington, Kentucky 40508.

The Nominating, Corporate Governance, Compensation and Stock Option Committee makes recommendations concerning grants of stock options, awards and grants under the 2005 Long-Term Incentive Plan.

BENEFICIAL SHARE OWNERSHIP

The following table sets forth certain information regarding the ownership of our common stock as of August 22, 2007 by (i) any person who is known to us to be the beneficial owner of more than five percent of our common stock, (ii) all directors, (iii) all executive officers named in the Summary Compensation Table herein and (iv) all directors and executive officers as a group. Warrants and options to acquire our common stock included in the amounts listed below are currently exercisable or will be exercisable within 60 days after August 22, 2007, and are deemed outstanding for computing the ownership percentage of the stockholder holding such warrants and/or options, but are not deemed outstanding for computing the ownership percentage of any other stockholder.

Name	Amount and Nature of Beneficial Ownership		Percent of Class
Hilton H. Howell, Jr.	121,665	(1)	2.2%
Robert S. Prather, Jr.	77,400	(2)	1.4%
James W. Busby	11,046	(3)	*
Thomas J. Stultz	257,352		4.6%
Monte C. Johnson	5,751	(4)	*
Gerald N. Agranoff	5,156	(5)	*
George E. Nicholson	5,000		*
Mark G. Meikle	8,333	(6)	*
Michael Steven Cornwell	6,806	(7)	*
Lawton M. Logan	1,667	(8)	*
All directors and executive officers as a group	500,176	(9)	8.9%
J. Mack Robinson	530,777	(10)	9.6%
Harriett J. Robinson	530,226	(11)	9.6%
GAMCO Investors, Inc.	608,486	(12)	11.0%
Harvey Sandler	628,706	(13)	11.4%
Bislett Partners L.P.	380,647	(14)	6.9%
Dimensional Fund Advisors LP	418,805	(15)	7.6%
Somerset Capital Advisers, LLC	356,975	(16)	6.4%

*	Less than 1%
(1)	Includes (a) 50 shares held by Mr. Howell’s spouse as custodian for his minor child; (b) 5,857 shares held by Mr. Howell’s spouse; (c) 8,976 shares owned by Delta Fire & Casualty Insurance Co.; (d) 20,537 shares owned by Delta Life Insurance Co.; (e) 24,376 shares owned by Bankers Fidelity Life Insurance Co.; (f) 17,156 shares owned by Georgia Casualty & Surety Co.; (g) 8,200 shares owned by Associated Casualty Insurance Co.; and (h) 5,000 shares owned by American Southern Insurance Co. Mr. Howell is an executive officer and director of each of Delta Fire, Delta Life, Bankers Fidelity, Georgia Casualty, Associated Casualty and American Southern. Mr. Howell is married to Robin R. Howell, Mr. Robinson’s daughter and a beneficiary of the Robin M. Robinson Trust.
(2)	Includes options issued to Mr. Prather to purchase 35,460 shares of our common stock and 42 shares held by Mr. Prather’s spouse.
(3)	Includes options issued to Mr. Busby to purchase 84 shares of our common stock; and an aggregate of 20 shares owned by Mr. Busby’s two children.
(4)	Includes options issued to Mr. Johnson to purchase 146 shares of our common stock.
(5)	Includes options issued to Mr. Agranoff to purchase 84 shares of our common stock.
(6)	Includes options issued to Mr. Meikle to purchase 8,333 shares of our common stock.
(7)	Includes options issued to Mr. Cornwell to purchase 6,666 shares of our common stock.
(8)	Includes options issued to Mr. Logan to purchase 1,667 shares of our common stock.

(9)	Includes options issued to all directors and executive officers as a group to purchase an aggregate 85,773 shares of our common stock. The address for all of our directors and executive officers is c/o Triple Crown Media, Inc., 546 East Main Street, Lexington, KY 40508.
(10)	Includes (a) 71,173 shares held by Mr. Robinson’s spouse; (b) 8,976 shares owned by Delta Fire & Casualty Insurance Co.; (c) 20,537 shares owned by Delta Life Insurance Co.; (d) 24,376 shares owned by Bankers Fidelity Life Insurance Co.; (e) 17,156 shares owned by Georgia Casualty & Surety Co.; (f) 8,500 shares owned by Associated Casualty Insurance Co.; (g) 5,000 shares owned by American Southern Insurance Co.; (h) 29,877 shares owned by Gulf Capital Services, Ltd.; (i) 551 shares owned by JMR Foundation; and (j) 114,472 shares held by Mr. Robinson’s spouse as trustee under trusts for their children. Mr. Robinson is an executive officer, director, principal or sole stockholder of each of Delta Fire, Delta Life, Bankers Fidelity, Georgia Casualty, Associated Casualty, American Southern and Gulf Capital. Mr. Robinson’s address is 4370 Peachtree Road, N.E., Atlanta, Georgia 30319.
(11)	Includes (a) 230,459 shares held by Mrs. Robinson’s spouse; (b) 8,976 shares owned by Delta Fire & Casualty Insurance Co.; (c) 20,537 shares owned by Delta Life Insurance Co.; (d) 24,376 shares owned by Bankers Fidelity Life Insurance Co.; (e) 17,156 shares owned by Georgia Casualty & Surety Co.; (f) 8,500 shares owned by Associated Casualty Insurance Co.; (g) 5,000 shares owned by American Southern Insurance Co.; (h) 29,877 shares owned by Gulf Capital Services, Ltd.; and (i) 114,472 shares held by Mr. Robinson’s spouse as trustee under trusts for their children. Mrs. Robinson’s address is 4370 Peachtree Road, N.E., Atlanta, Georgia 30319.
(12)	Based upon a Schedule 13D filed with the SEC on May 11, 2006 by GAMCO Investors, Inc. Includes (a) 387,809 shares of our common stock held by GAMCO Asset Management; (b) 191,280 shares held by Gabelli Funds, LLC; (c) 15,617 shares held by Gabelli Securities, Inc.; (d) 11,280 shares held by MJG Associates, Inc.; and (e) 2,500 shares held by Gabelli Advisers, Inc. The address for GAMCO Investors, Inc. is One Corporate Center, Rye, New York 10580.
(13)

Based upon a Form 4 filed with the SEC on August 2, 2007 and Schedule SC13G/A filed on May 2, 2007 by Harvey Sandler Revocable Trust Includes (a) 577,696 shares of our common stock held by Harvey Sandler Revocable Trust and (b) 51,010 shares of our common stock held by The Harvey and Phyllis Sandler Foundation Inc. The address for Harvey Sandler Revocable Trust is c/o Sandler Enterprises, Inc., 21170 N.E. 22nd Court North, Miami Beach, Florida 33180.

(14)	Based upon a Schedule SC13G/A filed on February 14, 2007 by Bislett Partners L.P. includes (a) 380,647 shares of our common stock held by the partnership and (b) 1,412 shares held by James D. Harris. The address for Bislett Partners L.P. is 200 Sheridan Avenue, Suite 408, Palo Alto, California 94306.
(15)	Based upon a Schedule S13G/A filed February 9, 2007 by Dimensional Fund Advisors LP 418,805 shares of our common stock are held by the funds under management. Dimensional Fund Advisors LP disclaims beneficial ownership of the shares. The address of Dimensional Fund Advisors LP is 1299 Ocean Avenue, Santa Monica, California 90401.
(16)

Based upon a Schedule S13G filed February 13, 2007 by Somerset Capital Advisers, LLC, Somerset Capital Advisers, LLC, Stuart Goldberg and F. Tracy Lavery hold shared power to dispose of 356,975 shares of our common stock. The address of Somerset Capital Advisers, LLC is 10 East 40th Street, Suite 4210, New York, New York 10016.

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we will give an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making those decisions. Later in this Part III under the heading “Additional Information Regarding Executive Compensation,” you will find tables containing specific information about the compensation earned by, and equity awards granted to, the following individuals, all of whom received compensation in excess of $100,000 for the fiscal year ended June 30, 2007, or fiscal year 2007, whom we refer to as our “named executive officers”:

•	Robert S. Prather, Jr., Chairman and Director

•	Thomas J. Stultz, President, Chief Executive Officer and Director

•	Mark G. Meikle, Chief Financial Officer and Executive Vice President

•	Michael Steven Cornwell, Executive Vice President of Operations

•	Lawton M. Logan, Executive Vice President of Sales

The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

Overview of Compensation Philosophy

The goal of our compensation program for our named executive officers is the same as our goal for operating TCM—to create long-term value for our shareowners. Toward this goal, we have designed and implemented our compensation programs for our named executive officers to reward them for sustained financial and operating performance and leadership excellence, to align their interests with those of our shareowners and to encourage them to remain with us for long and productive careers. Most of our compensation elements simultaneously fulfill one or more of our performance, alignment and retention objectives, as described below. These elements consist of salary, annual bonus and share-based incentive compensation. In deciding on the type and amount of compensation for each named executive, we focus on both current pay and the opportunity for future compensation. We combine the compensation elements for each named executive in a manner we believe optimizes the executive’s contribution to us.

Overview of Compensation Objectives

Performance.

The amount of compensation for each named executive officer reflects his superior management experience, continued high performance and exceptional career of service to us. Key elements of compensation that depend upon the named executive officer’s performance include:

•

base salary, which provides fixed compensation based on competitive market practice and, in the case of Thomas J. Stultz and Mark G. Meikle, in accordance with the terms of such individual’s employment agreement;

•

a discretionary bonus, payable in cash or equity incentives, that is based on an assessment of each executive’s performance against pre-determined quantitative and qualitative measures within the context of our overall performance;

•	equity incentive compensation in the form of stock options and/or restricted stock subject to vesting schedules that require continued service with us;

•	our matching stock contributions to our named executive officers who participate in our 401(k) Plan; and

•	other benefits.

Base salary and bonus are designed to reward annual achievements and be commensurate with the executive’s scope of responsibilities, demonstrated leadership abilities, and management experience and effectiveness. Share-based compensation is focused on motivating and challenging the executive to achieve superior, longer-term, sustained results.

Alignment.

We seek to align the interests of our named executive officers with those of our stockholders, and provide them with an opportunity to acquire a proprietary interest in us, by evaluating executive performance on the basis of key financial measurements, which we believe closely correlate to long-term shareowner value, including revenue, operating profit and cash flow from operating activities. Key elements of compensation that align the interests of the named executives with shareowners include equity incentive compensation, which links a significant portion of compensation to shareowner value because the total value of those awards corresponds to stock price appreciation that correlates strongly with meeting company performance goals.

Retention.

Due to extensive management experience, our senior executives are often presented with other professional opportunities, including ones at potentially higher compensation levels. We attempt to retain our executives by using continued service as a determinant of total pay opportunity. Key elements of compensation that require continued service to receive any, or maximum, payout include the vesting terms in our equity-based compensation programs, including stock option and restricted stock awards.

Implementing Our Objectives

Determining Appropriate Pay Levels.

We compete with many other companies for experienced and talented executives. As such, market information regarding pay practices at peer companies (as provided in the public reports filed by such companies with the Securities and Exchange Commission, or the SEC) is reviewed and considered in assessing the reasonableness of compensation and ensuring that compensation levels remain competitive in the marketplace.

We rely upon our judgment in making compensation decisions, after reviewing our performance and carefully evaluating an executive’s performance during the year against established goals, leadership qualities, operational performance, business responsibilities, such individual’s career with us, current compensation arrangements and long-term potential to enhance shareowner value. Specific factors affecting compensation decisions for our named executive officers include:

•	key financial measurements such as revenue, operating profit and cash flow from operating activities;

•	strategic objectives such as acquisitions, dispositions or joint ventures;

•	promoting commercial excellence by launching new or continuously improving services, and attracting and retaining customers and collegiate properties;

•	achieving specific operational goals for us including improved productivity, simplification and risk management; and

•	achieving excellence in their organizational structure and among their employees.

We generally do not adhere to rigid formulas or necessarily react to short-term changes in business performance in determining the amount and mix of compensation elements. Although we consider competitive market compensation paid by other companies, we do not attempt to maintain a certain target percentile within a peer group or otherwise rely on those data to determine executive compensation. We incorporate flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment.

Allocation of Compensation

There is no pre-established policy or target for the allocation of compensation, other than the employment agreements as previously referenced. We strive to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives. Any apportionment goal is not applied rigidly and does not control our compensation decisions; we use it as another tool to assess an executive’s total pay opportunities and whether we have provided the appropriate incentives to accomplish our compensation objectives. Our mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of cash and equity incentive awards. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our named executive officers to deliver superior performance and retain them on a cost-effective basis.

Timing of Compensation

As discussed elsewhere, compensation (including salary base adjustments, stock options and restrictive stock awards, incentive plan eligibility, incentive plan goal specifications and incentive plan payments, for our named executive officers) are reviewed annually.

Minimum Stock Ownership Requirements

There are no minimum stock ownership guidelines for TCM. All of our named executive officers, however, currently beneficially own either one, or a combination, of shares of common stock, shares of our restricted stock, or stock options to purchase our common stock.

Role of Nominating, Corporate Governance, Compensation and Stock Option Committee.

The Nominating, Corporate Governance, Compensation and Stock Option Committee of our Board, referred to herein as the NCGCC, has primary responsibility for assisting the Board in developing and evaluating potential candidates for executive positions, including the CEO, and for overseeing the development of executive succession plans. As part of this responsibility, the NCGCC oversees the design, development and implementation of the compensation program for the CEO and the other named executive officers. The NCGCC evaluates the performance of the CEO and determines CEO compensation in light of the goals and objectives of the compensation program.

Role of Executive Officers in Determining Compensation

The CEO and the NCGCC together assess the performance of the other named executives and determine their compensation, based on initial recommendations from the CEO. Our CEO assists the NCGCC in reaching compensation decisions with respect to the named executives other than the CEO. The other named executives do not play a role in their own compensation determination, other than discussing individual performance objectives with the CEO. Our CEO is not involved with any aspect of determining his own compensation. The NCGCC makes all compensation decisions for our CEO. Although our CEO assists the NCGCC in reaching compensation decisions with respect to the other named executive officers, the NCGCC has final discretionary authority to approve compensation of all named executive officers, including our CEO.

Role of Compensation Consultant.

The NCGCC did not use the services of a compensation consultant to establish the compensation program for named executive officers for fiscal year 2007. In the future, the NCGCC may engage or seek the advice of compensation consultants to provide insight on compensation trends along with general views on specific compensation programs.

Equity Grant Practices.

The exercise price of each stock option awarded to our named executive officers under our long-term incentive plan is equal to the closing price of our stock on the date of grant. The NCGCC has no pre-set schedule as to when, or if, such grants shall occur.

Annual Compensation Objectives

Base Salary.

Base salaries for our named executive officers depend on the scope of their responsibilities, their performance, and the period over which they have performed those responsibilities. Decisions regarding salary increases take into account the executive’s current salary and the amounts paid to the executive’s peers within and outside TCM. Base salaries are reviewed periodically, but are not automatically increased if the NCGCC believes that other elements of compensation are more appropriate in light of our stated objectives. This strategy is consistent with our primary intent of offering compensation that is contingent on the achievement of performance objectives.

On February 21, 2007, we entered into employment agreements with each of Thomas J. Stultz and Mark G. Meikle. We discuss the terms and conditions of these agreements elsewhere in this Part III under “Additional Information Regarding Executive Compensation—Employment Agreements.”

Bonus.

Each June, the CEO reviews with the NCGCC our estimated full-year financial results against the financial, strategic and operational goals established for the year, and our financial performance in prior periods. Based on that review, the NCGCC determines on a preliminary basis whether each named executive officer has achieved the objectives upon which the bonus is evaluated. After reviewing the final full-year results, the NCGCC approves total bonuses to be awarded. Bonuses will be approved subject to the results of our year end financial audit and paid shortly thereafter.

The NCGCC, with input from the CEO with respect to the other named executive officers, uses discretion in determining the current year's bonus for each named executive officer. It evaluates our overall performance, the performance of the business unit or function that the named executive officer leads and an assessment of each executive officer’s performance against expectations, which is reviewed at the end of the year. The bonuses also reflect (and are proportionate to) the consistently increasing and sustained annual financial results of TCM. We believe that the annual bonus rewards the executives who drive these results and incentivizes them to sustain this performance.

Whether or not a bonus is in fact earned by an executive is based on both an objective analysis (predetermined operating profit targets based on budgeted operating revenues) and a subjective analysis (based on the individual’s contribution to us or the business unit), The financial objective for each named executive officer for fiscal year 2007 is discussed below. In making the subjective determinations, the NCGCC does not base its determination on any single performance factor nor does it assign relative weights to factors, but considers a mix of factors, including evaluations of superiors, and evaluates an individual’s performance against such mix in absolute terms in relation to our other executives.

The salaries paid and the annual bonuses awarded to the named executive officers for fiscal year 2007 are discussed below and disclosed in the Summary Compensation Table.

Equity Awards

Our equity incentive compensation program is designed to recognize scope of responsibilities, reward demonstrated performance and leadership, motivate future superior performance, align the interests of the executive with our stockholders and retain the executives through the vesting period established for the awards. All of our officers and key employees (including our named executive officers) and our directors are eligible for grants of stock options and other stock-based awards (including restricted stock), under our 2005 Long-Term Incentive Plan, referred to herein as the Incentive Plan, which is administered by the NCGCC. We consider the grant size and the appropriate combination of stock options, common stock and restricted stock when making award decisions. The amount of equity incentive compensation granted for fiscal year 2007 (as discussed below) was based upon our strategic, operational and financial performance overall, and reflects each named executive officer’s expected contributions to our future success. Existing ownership levels are not a factor in award determination, as we do not want to discourage executives from holding our stock.

We have expensed stock option grants under Statement of Financial Accounting Standards 123, Share-Based Payment (SFAS 123) since December 31, 2005, and adopted SFAS 123, as revised, in 2004 (SFAS 123R) beginning in 2005. When determining the appropriate combination of stock options and restricted stock, our goal is to weigh the cost of these grants with their potential benefits as a compensation tool. We believe that providing combined grants of stock options and restricted stock effectively balances our objective of focusing the named executive officers on delivering long-term value to our shareowners, with our objective of providing value to the executives with the equity awards. Stock options only have value to the extent the price of our stock on the date of exercise exceeds the exercise price on the grant date, and thus are an effective compensation element only if the stock price grows over the term of the award. In this sense, stock options are a motivational tool. Unlike stock options, restricted stock offers executives the opportunity to receive shares of our stock on the date the restricted stock vests. In this regard, restricted stock serves both to reward and retain executives, as the value of the restricted stock is linked to the price of our stock on the date the restricted stock vests.

Other than the CEO and the Chairman, each of the named executive officers received grants of stock option awards for fiscal year 2007. The stock options granted to each named executive officer are exercisable in three equal annual installments beginning one year after the grant date and have a maximum ten-year term. We believe that this vesting schedule aids us in retaining executives and motivating longer-term performance. Under the terms of our Incentive Plan, unvested stock options are forfeited if the executive voluntarily leaves our employment.

401(k) Plan

We have a 401(k) Savings Plan qualified under Section 401(k) of the Internal Revenue Code, as amended, which is available to all our employees who are at least 21 years of age the first month following one year of service. Employees may contribute up to 100% of their annual compensation (subject to certain statutory limitations) to the plan through voluntary salary deferred payments. We match 50% of each employee’s contribution up to 6% of the employee’s salary.

Eligible named executive officers participated in the 401(k) Plan in fiscal year 2007 and received matching contribution from us under the 401(k) Plan for the twelve months ended June 30, 2007 as follows:

Named Executive Officer	Matching Contributions for the Twelve Months Ended June 30, 2007
Thomas J. Stultz	$12,248
Mark G. Meikle	$1,089
Michael Steven Cornwell	$225
Lawton M. Logan	$4,720

Other Compensation.

We provide our named executive officers with medical, dental and vision insurance coverage that are consistent with those provided to our other employees. In addition, we provide certain perquisites, which are described in the Summary Compensation Table, to our named executive officers, as a component of their total compensation.

Compensation for Named Executive Officers in Fiscal Year 2007

Strength of company performance. The specific compensation decisions made for each of the named executive officers for the twelve months ended June 30, 2007 reflect our strong performance against key financial and operational measurements. A more detailed analysis of our financial and operational performance is contained in the Management’s Discussion & Analysis contained elsewhere in this Annual Report on Form 10-K. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the twelve months ended June 30, 2007 increased by greater than 10% on a pro-forma basis compared to the twelve months ended June 30, 2006.

CEO Compensation. In determining Mr. Stultz’s compensation for the twelve months ended June 30, 2007, the NCGCC considered his performance against financial, strategic and operational goals for this year as follows:

Financial Objectives

Increase EBITDA for our Newspaper Publishing business by 10% or greater for the twelve months ended December 31, 2006.

Increase EBITDA for Triple Crown Media, Inc. by 10% or greater for the twelve months ended June 30, 2007.

Strategic and Operational Goals

Add new University properties to our portfolio	We added the University of Nebraska, the University of Kansas, Rice University, Furman University and Western Kentucky University to our portfolio of marketing rights.

Retain an excellent team	Mr. Stultz continues to add strong management expertise at all levels of the organization.

Manage Newspaper Publishing business	Our Newspaper Publishing business continues to provide a strong source of cash flow for the business and grew in the face of significant market pressures.

In light of the assessment of Mr. Stultz’s performance against his achievement of these goals, he was awarded a cash bonus of $388,750 for fiscal year 2007. Mr. Stultz’s annual salary rate of $577,500 was established in February 2007 pursuant to an employment agreement, based on the factors discussed in this Compensation Discussion and Analysis.

For 2007, based on an evaluation of our performance, Mr. Stultz’s leadership performance and his potential to enhance long-term shareowner value, the NCGCC granted Mr. Stultz unrestricted stock valued at $637,500 for which he received 40,369 shares of our common stock in February 2007. Further, the NCGCC granted Mr. Stultz 120,000 shares of restricted stock that vest in equal annual installments each February 21, 2008, 2009, 2010 and 2011. Finally, the NCGCC granted Mr. Stultz 55,000 shares of restricted stock to be issued July 1, 2007 that vests on February 21, 2012.

Other Named Executive Officers’ Compensation. In determining the compensation of Messrs. Meikle, Cornwell, Logan and Prather for the twelve months ended June 30, 2007, the NCGCC compared their achievements against the performance objectives established for each of them at the beginning of the year and discussed with each individual at the beginning of the year by the CEO. The NCGCC evaluated our overall performance and the contributions of each of the other named executive officers to that performance, as well as the performance of the departments that each individual leads when relevant.

In February 2007, Mr. Meikle’s base salary was increased to $236,000, Mr. Cornwell’s base salary was increased to $195,000. Mr. Logan’s base salary did not change in fiscal year 2007; however, his revenue incentive was adjusted to provide an incentive to continue the excellent growth in revenue he has achieved in his service to us. Because Mr. Prather had received significant equity awards for the six months ended June 30, 2006, the NCGCC did not increase Mr. Prather’s compensation for fiscal year 2007. The annual bonuses for Messrs. Meikle and Cornwell were $50,000 and $35,000, respectively. In each case, the bonus amounts were determined based on an evaluation of company and individual performance as relevant against the financial, operational, strategic and other goals and objectives established at the beginning of the year for each named executive. In terms of share-based compensation, Messrs. Meikle, Cornwell and Logan were each granted 15,000 options to purchase common stock on November 29, 2007. Each received the same share-based award because each is a member of our leadership team that shares the responsibility and collectively supports our overall goals and performance. The options vest in equal annual installments each November 29, 2008, 2009 and 2010.

COMPENSATION COMMITTEE REPORT

The Nominating, Corporate Governance, Compensation and Stock Option Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on the review and discussion referred to above, the NCGCC recommended to the Board that the Compensation Discussion and Analysis be included in this Annual Report on Form 10-K.

The Nominating, Corporate Governance, Compensation and Stock Option Committee

Monte C. Johnson, Chairman

Hilton H. Howell, Jr.

James W. Busby

Gerald N. Agranoff

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION

The following table sets forth a summary of the compensation of our Chairman, Chief Executive Officer, Chief Financial Officer and the other named executive officers for the twelve months ended June 30, 2007. Each of the named executive officers have received incentive cash payment awards that, for purposes of this Summary Compensation Table, have been characterized as “Non-Equity Incentive Plan Compensation” under column (G) rather than “Bonuses” under column (D). The cash compensation incentive awards will be approved by the NCGCC subsequent to the results of our year end financial audit and will be paid out shortly thereafter.

Summary Compensation Table (1)

Name and Principal Position	Year	Salary ($)		Bonus ($) (1)	Stock Awards ($) (2)		Option Awards ($) (3)		Non- Equity Incentive Plan Compen- sation ($) (4)		Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)		Total ($)
(A)	(B)	(C)		(D)	(E)		(F)		(G)		(H)	(I)		(J)
Robert S. Prather, Jr. Chariman of the Board of Directors	2007	123,860	(5)				81,011	(6)				47,464	(7)	252,335
Thomas J. Stultz President and Chief Executive Officer	2007	571,875	(8)		732,511	(9)	81,011	(10)	388,750	(11)		44,387	(12)	1,818,534
Mark G. Meikle Executive Vice President and Chief Financial Officer	2007	230,288	(13)				27,602	(14)	50,000	(15)		17,004	(16)	324,894
Michael Steven Cornwell Execitive Vice President of Operations	2007	191,106	(17)				23,551	(18)	30,500	(19)		8,586	(20)	253,743
Lawton M. Logan Executive Vice President of Sales	2007	207,666	(21)				11,400	(22)	69,402	(23)		14,314	(24)	302,782

(1)	For purposes of this Summary Compensation Table, the cash incentive awards to the named executive officers, which are discussed in further detail under the heading “Compensation Discussion and Analysis—Compensation for Named Executive Officers for Fiscal Year 2007,” have been characterized as “Non-Equity Incentive Plan Compensation” under column (G).
(2)	The amounts in column (E) represent the proportionate amount of the total fair value of restricted stock and unrestricted stock recognized by us as an expense in fiscal year 2007 for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair values of these awards and the amounts expensed in fiscal year 2007 were determined in accordance with FAS No. 123R. The awards for which expense is shown in column (E) include the awards described in the Grants of Plan-Based Awards table included elsewhere in this section. The assumptions used in determining the grant date fair values of these awards are set forth in Note 13 to our consolidated financial statements included elsewhere in this Annual Report.
(3)	The amounts in column (F) represent the proportionate amount of the total fair value of stock options recognized by us as an expense in fiscal year 2007 for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair value of these awards and the amounts expensed in fiscal year 2007 were determined in accordance with FAS No. 123R. The awards for which expense is shown in column (F) include the awards described in the Grants of Plan-Based Awards table included elsewhere in this section. The assumptions used in determining the grant date fair values of these awards are set forth in Note 13 to our consolidated financial statements included elsewhere in this Annual Report.
(4)	The amounts in column (G) reflect the cash incentive awards to the named executive officers, which are discussed in further detail under the heading “Compensation Discussion and Analysis—Compensation for Named Executive Officers for Fiscal Year 2007,” and that, for purposes of this Summary Compensation Table, have been characterized as “Non-Equity Incentive Plan Compensation” under this column (G) rather than “Bonus” under column (D).

(5)	The amount reported includes retroactive pay for fiscal year 2006. As of June 30, 2007, we paid Mr. Prather’s salary at the annual rate of $100,000.
(6)	Mr. Prather received a grant of options to purchase 100,000 shares of our common stock in fiscal year 2006, for which we continue to recognize expense in fiscal year 2007.
(7)	For the twelve months ended June 30, 2007, the amount reported includes an auto allowance of $20,800, medical expenses of $13,931, club dues of $8,761, reimbursement of auto insurance and registration of $3,603 and parking fees of $369. Fees of $26,000 paid to Mr. Prather for his services as a Director are reported in the Director Compensation Table.
(8)	As of June 30, 2007, we paid Mr. Stultz at the annual rate of $577,500.
(9)	The amount relates to a grant of 120,000 shares of restricted stock we issued pursuant to Mr. Stultz’s employment agreement and a grant of 40,369 shares of unrestricted common stock we issued during the twelve months ended June 30, 2007. Mr. Stultz received 5,000 shares of restricted stock awards from us in fiscal year 2006, for which we continue to recognize expense in fiscal year 2007, for his service as a Director. The expense is reported in the Director Compensation Table.
(10)	Mr. Stultz received a grant of options to purchase 100,000 shares of our common stock in fiscal year 2006, for which we continue to recognize expense in fiscal year 2007.
(11)	Mr. Stultz was paid a bonus of $100,000 for achieving the EBITDA targeted for our Newspaper Publishing business for the twelve months ended December 31, 2006. In addition, Mr. Stultz earned a bonus of $288,750 for exceeding the EBITDA targeted for TCM for the twelve months ended June 30, 2007.
(12)	For the twelve months ended June 30, 2007, the amount reported includes an auto allowance of $9,000, $8,454 as the fair value of travel expenses for Mr. Stultz’s spouse, $12,248 of matching contributions by us to our 401(k) Plan, $7,390 of club dues and $7,296 of employee benefits. Fees of $26,000 paid to Mr. Stultz for his services as a Director are reported in the Director Compensation Table.
(13)	As of June 30, 2007, we paid Mr. Meikle at an annual rate of $236,000.
(14)	The reported amount relates to options to purchase 15,000 shares of our common stock we granted to Mr. Meikle in fiscal year 2007.
(15)	Mr. Meikle earned a bonus of $50,000 from us for achieving his performance objectives for the twelve months ended June 30, 2007.
(16)	For the twelve months ended June 30, 2007, the amount reported includes $9,623 of employee benefits, $1,089 of matching contributions by us to our 401(k) Plan, and $6,292 as the fair value of travel expenses for Mr. Meikle’s spouse.
(17)	As of June 30, 2007, we paid Mr. Cornwell at an annual rate of $195,000.
(18)	The reported amount relates to options to purchase 15,000 shares of our common stock we granted to Mr. Cornwell in fiscal year 2007.
(19)	Mr. Cornwell earned a bonus of $35,000 from us for achieving his performance objectives for the twelve months ended June 30, 2007.
(20)	For the twelve months ended June 30, 2007, the reported amount includes $4,000 of club dues, $3,756 of employee benefits, $605 as the fair value of travel expenses for Mr. Cornwell’s spouse, and $225 of matching contributions by us to our 401(k) Plan.
(21)	As of June 30, 2007, we paid Mr. Logan at an annual rate of $205,615.
(22)	The reported amount relates to options to purchase 15,000 shares of our common stock we granted to Mr. Logan in fiscal year 2007.
(23)	For the twelve months ended June 30, 2007, we paid Mr. Logan incentive compensation of $69,402 for achieving and exceeding our sales targets.
(24)	For the twelve months ended June 30, 2007, the reported amount includes $9,594 of employee benefits and $4,720 of matching contributions by us to our 401(k) Plan.

Employment Agreements.

On February 21, 2007, we entered into three-year employment agreements, each of which we refer to herein as an Employment Agreement, and collectively referred to as the Employment Agreements, with Thomas J. Stultz, President and Chief Executive Officer, and Mark G. Meikle, Executive Vice President and Chief Financial Officer, each of which is referred to herein as an Executive. Each of the Employment Agreements provides that it shall be extended automatically for an additional one-year period, unless sooner terminated by either party. The intent is that on each anniversary of the commencement date, the employment term automatically extends to a full three-year period.

Mr. Stultz has been our President and Chief Executive Officer since December 2005. Mr. Stultz had been President and Chief Operating Officer of Host Communications, Inc. since August 2004. He served as President of Gray Publishing, LLC from 1996 through December 2004, managing the daily newspapers owned by Gray Television, Inc. As President and Chief Executive Officer, Mr. Stultz’s base salary will be $577,500, and he will continue to participate in the compensation plans available to executive officers as described in our proxy statement for our 2006 Annual Meeting of Stockholders dated November 9, 2006, and as set forth as exhibits to our various periodic filings. In addition, Mr. Stultz will receive an unrestricted grant of our common stock valued at $637,500, or 40,369 shares, net of applicable taxes, based on the February 21, 2007 share price of $8.69 per share. Further, Mr. Stultz will receive a grant of 120,000 restricted shares of our common stock vesting 30,000 shares on each of February 21, 2008, 2009, 2010 and 2011. Mr. Stultz will receive a further grant of 55,000 restricted shares of our common stock on July 1, 2007 vesting on February 21, 2012. Mr. Stultz is eligible to receive a bonus of up to 50% of his base salary contingent upon achieving certain performance targets, payable in cash, stock or a combination of cash and stock at the discretion of the NCGCC.

Mr. Meikle has been our Executive Vice President and Chief Financial Officer since April 2006. Mr. Meikle’s base salary will be $236,000, and he will continue to participate in the compensation plans available to executive officers as described in our proxy statement for our 2006 Annual Meeting of Stockholders dated November 9, 2006, and as set forth as exhibits to our various periodic filings. In addition, Mr. Meikle is eligible to receive a bonus of up to $50,000 contingent upon achieving certain performance targets, payable in cash, stock or a combination of cash and stock at the discretion of the NCGCC.

Each of the Employment Agreements provides that the following payments shall be made upon the Executive’s termination of employment for any reason: (a) any earned but unpaid salary through the date of termination; (b) any earned bonus, for which the performance measurement period has ended, but which is unpaid as of the date of termination; (c) any accrued but unpaid vacation; and (d) any unreimbursed business expenses incurred by the Executive.

Each of the Employment Agreements provides that we shall have the right to terminate the Executive’s employment during the employment term on account of the Executive’s Disability (as defined in the Employment Agreements) and the Executive’s employment shall terminate automatically upon the Executive’s death. If the Executive’s employment with us terminates on account of Disability or death, the Executive or the Executive’s estate, as applicable shall receive, in addition to the payments set forth above, a pro rata bonus payment for the fiscal year in which the Executive’s Disability or death occurs equal to the amount of the Executive’s bonus earned for the prior fiscal year multiplied by a fraction, the numerator of which is the number of days during the current fiscal year that transpired before the date of termination and the denominator of which is 365.

Each of the Employment Agreements provides that we shall have the right to terminate the Executive’s employment at any time for Cause (as defined in the Employment Agreements) upon written notice to the Executive. In the event of a termination of the Executive’s employment by us for Cause, the Executive shall be entitled to receive only the payments set forth above.

Each of the Employment Agreements provides that the Executive shall have the right to terminate his employment, without Good Reason, at any time, upon 60 days’ written notice to us. If the Executive voluntarily terminates his employment with us without Good Reason, the Executive shall be entitled to receive only those payments set forth above.

Each of the Employment Agreements provides that we shall have the right to terminate the Executive’s employment at any time, for any reason or no reason, with or without Cause, effective upon the date designated by us upon written notice to the Executive. The Executive shall have the right to terminate his employment, with Good Reason (as defined in the Employment Agreements), at any time, by giving us written notice of the termination. A termination of employment by the Executive for

Good Reason shall be effective ten business days following the date when such notice is given, unless, if applicable, the event constituting Good Reason is remedied by us prior to that date.

If we terminate the Executive’s employment for any reason other than Cause or the Executive terminates his employment for Good Reason, then, in addition to the payments set forth above, we shall pay the following amounts: (a) the Executive’s salary, in effect as of the date of termination, for the remaining period of the then current employment term (disregarding any renewal term that would commence following the date of termination); (b) a pro rata bonus payment for the fiscal year during which the termination of employment occurs equal to the amount of the Executive’s bonus earned for the prior fiscal year multiplied by a fraction, the numerator of which is the number of days during the current fiscal year that transpired before the date of termination and the denominator of which is 365; (c) coverage for the Executive and his eligible dependents under our medical and dental plans for the remaining period of the then current employment term (disregarding any renewal term that would commence following the date of termination), at the same cost to the Executive as in effect on the date of termination; (d) in the case of Mr. Stultz, the restrictions on his restricted stock shall lapse as of the date of termination; and (e) any outstanding equity award made under an equity incentive plan maintained by us shall become 100% vested as of the date of termination, and shall be exercisable following the Executive’s termination of employment for such period of time, as specified in the applicable award agreement.

All amounts payable upon the termination of an Executive’s employment are conditioned upon the Executive honoring the restrictive covenants set forth in his respective Employment Agreement and the execution of a general release of all claims arising from the Executive’s employment with us.

The Employment Agreements provide that, subject to certain limited exceptions, both during the employment term and thereafter, the Executive shall not, without our prior written consent, for any reason either directly or indirectly divulge to any third party or use for his own benefit, or for any purpose other than our exclusive benefit, any of our confidential, proprietary, business and technical information or trade secrets or of our parent or any subsidiary (which we refer to herein as Proprietary Information) revealed, obtained or developed in the course of his employment with us. All right, title and interest in and to Proprietary Information shall be and remain our sole and exclusive property.

Both during the employment term and thereafter, the Executive and we have each agreed not to make any comment or take any action which disparages, defames, or places in a negative light the other party.

Each of the Employment Agreements provides that the Executive shall not, during the employment term and for a period of two years thereafter, and in any geographic area or market in which we or our parent or any subsidiary is conducting its business, do any of the following, directly or indirectly, without our prior written consent: (i) engage or participate, directly or indirectly, in any business activity competitive with our business as conducted during the employment term; (ii) become interested in any person, firm, corporation, association or other entity (or portion thereof) engaged in any business that is competitive with our business or the business of our parent or any subsidiary as conducted during the employment term; provided, however, the Executive may hold not more than one percent of the outstanding securities of any class of any publicly-traded securities of a company that is engaged in activities that are competitive with our business; (iii) influence or attempt to influence any then current or prospective supplier, customer, corporate partner, collaborator, or independent contractor of ours to terminate or modify any written or oral agreement or course of dealing with us; or (iv) influence or attempt to influence any person either (A) to terminate or modify an employment, consulting, agency, distributorship or other arrangement with us, or (B) to employ or retain, or arrange to have any other person or entity employ or retain, any person who has been employed or retained by us as an employee, consultant, agent or distributor of ours at any time during the one year period immediately preceding the termination of the Executive’s employment.

The foregoing description of the Employment Agreements does not purport to be complete and is qualified in their entirety by reference to the Employment Agreements, copies of which were filed as exhibits to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.

Grants of Plan-Based Awards

The following table provides information about equity or share-based awards granted during the twelve months ended June 30, 2007 to the named executive officers: (1) the grant date; (2) the number of shares underlying all other stock awards, which consist of restricted and unrestricted stock awards; (3) all other option awards, which consist of the number of shares underlying stock options awarded to the named executive officers other than Mr. Stultz; (4) the exercise price of the stock option awards, which reflects the closing price of our common stock on the date of grant and (5) the grant date fair value of each equity award computed under SFAS 123R.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock Or Units (#)		All Other Option Awards: Number of Securities Under- lying Options (1)	Exercise or Base Price of Option Awards ($/Sh) (2)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)	(I)		(J)	(K)	(L)
Thomas J. Stultz	2/21/2007							120,000	(4)			$1,042,800
	2/21/2007							40,369	(5)			$637,500
Mark G. Meikle	11/29/2007									15,000	$6.90	$34,062
Michael Steven Cornwell	11/29/2007									15,000	$6.90	$34,062
Lawton M. Logan	11/29/2007									15,000	$6.90	$34,062

(1)	The amounts in column (J) represent the number of stock options granted to the named executives during the twelve months ended June 30, 2007. The options will vest in equal amounts on each of November 29, 2008, 2009 and 2010.
(2)	Column (K) represents the exercise price for each of the stock options granted, which was the closing price of our common stock on November 29, 2006, the date the NCGCC granted the options.
(3)	Column (L) represents the full grant date fair value of restricted and unrestricted stock awards and the full grant date fair value of stock options under SFAS 123R granted to the named executive officers during the twelve months ended June 30, 2007. Generally, the full grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. The assumptions used in determining the grant date fair values of these awards are set forth in Note 13 to our consolidated financial statements included elsewhere in this Annual Report.
(4)	The amount reported represents shares of our restricted stock that vest in equal amounts annually on each of February 21, 2008, 2009, 2010 and 2011.
(5)	The amount reported represents shares of our unrestricted Common Stock issued pursuant to Mr. Stultz employment agreement for past and future service. The number of shares delivered represented the grant value of the awards, net of applicable income taxes.

Under the Incentive Plan, all of our officers and key employees (including our named executive officers) and our directors are eligible for grants of stock options and other stock-based awards (including restricted stock). The Incentive Plan is administered by the NCGCC. The Incentive Plan is intended to provide additional incentives and motivation for our employees. The NCGCC is authorized in its sole discretion to determine the individuals to whom stock based incentives will be granted, the type and amount of such stock based incentives and awards and the terms thereof; and to prescribe, amend and rescind rules and regulations relating to the Incentive Plan, among other things.

Outstanding Equity Awards at Fiscal Year-End

The following table details the equity incentive awards outstanding as of June 30, 2007. For additional information about the option awards, see “Equity Awards” and “Compensation for Named Executive Officers in Fiscal Year 2007” under “Compensation Discussion and Analysis.”

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Unearned Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)	(I)	(J)
Robert S. Prather, Jr.	33,333	66,667		$5.43	4/27/2016
						4,000	$37,280
Thomas J. Stultz	33,333	66,667		$5.43	4/27/2016
						4,000	$37,280
						120,000	$1,118,400
Mark G. Meikle	8,333	16,667		$5.43	4/27/2016
		15,000		$6.90	11/29/2016
Michael Steven Cornwell	6,666	13,334		$5.43	4/27/2016
		15,000		$6.90	11/29/2016
Lawton M. Logan	1,666	3,334		$5.43	4/27/2016
		15,000		$6.90	11/29/2016

On April 27, 2006, options to purchase 374,000 shares of our common stock were awarded to our employees (including our named executive officers). Such options vest in equal annual installments each April 27, 2007, 2008 and 2009. On November 29, 2006, options to purchase 15,000 shares of our common stock were awarded to each of Messrs. Meikle, Cornwell, and Logan. Those options vest in equal annual installments each November 29, 2007, 2008 and 2009. In connection with such awards, we will record $0.8 million of non-cash compensation expense over the three-year vesting period, of which $0.3 million was recognized in the twelve months ended June 30, 2007.

On February 21, 2007, pursuant to an employment agreement with our Chief Executive Officer, 120,000 shares of our restricted stock were granted to Thomas J. Stultz subject to a vesting schedule whereby 30,000 shares vest in equal annual installments each February 21, 2008, 2009, 2010 and 2011. In connection with this award, we will record $1.0 million of non-cash compensation expense over the four-year vesting period, of which $0.1 million was recognized during the twelve months ended June 30, 2007

Options Exercises and Stock Vested

The following table provides information on stock awards vested for the twelve months ended June 30, 2007. Pursuant to a grant of 5,000 shares of restricted stock to each of Mr. Prather and Mr. Stultz as directors awarded in fiscal year 2006, 1,000 shares vested on December 31, 2006 when the stock closed at $7.74 per share. Mr. Stultz received a grant of 40,369 shares of unrestricted stock, net of applicable taxes, during the twelve months ended June 30, 2007 in recognition of his performance during fiscal year 2007 and in consideration of his future service to us, all of which vested on the date of grant when the stock closed at $8.69 per share, with a realized value at vesting of $637,500.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(A)	(B)	(C)	(D)	(E)
Robert S. Prather, Jr.			1,000	$7,740
Thomas J. Stultz			1,000	$7,740
			40,369	$637,500

Potential Payments Upon Termination or Change in Control

The following tables summarize the value of the termination payments and benefits that Messrs. Stultz and Meikle would receive if they had terminated employment on June 30, 2007 under the circumstances shown pursuant to the terms of the employment agreements we have entered into with each of them. For further description of the employment agreements governing these payments, see “Employment Agreements.” We have not entered into any employment agreements, severance agreements or any other type of termination or change in control agreements with any of our other named executive officers. Other than the employment agreements with Messrs. Stultz and Meikle, there is no formal policy with respect to payments to named executive officers upon a termination of such officer or change in control of the Company. In addition, the employment agreements do not provide for any payments upon a change in control of the Company. The tables exclude (i) amounts accrued through June 30, 2007 that would be paid in the normal course of continued employment, such as accrued but unpaid salary and earned annual bonus for fiscal year 2007 and reimbursed business expenses and (ii) vested account balances under our 401(k) Plan that is generally available to all of our employees.

Thomas J. Stultz

Benefit	Retirement ($)		Death ($)		Disability ($)		Termination by Company without Cause or Executive with Good Reason ($)		Termination following or prior to a Change in Control ($)
Cash Severance	—		$388,750	(1)	$388,750	(1)	$1,832,500	(2)	—	(3)
Acceleration of Restricted Stock	—		—		—		$1,118,400	(4)	—	(3)
Acceleration of Stock Options	—		—		—		$259,335	(5)	—	(3)
Health & Welfare Benefits	—	(6)	—	(6)	—	(6)	23,853	(7)	—	(3)

(1)	Excluding accrued, but unpaid, base salary, annual bonus, accrued vacation, 401(k) payments and unreimbursed business expenses, executive is entitled to receive a lump sum pro rata bonus payment equal to the amount of the Executive’s bonus earned for the prior fiscal year multiplied by a fraction, the numerator of which is the number of days during the current fiscal year that transpired before the date of termination and the denominator of which is 365. The amount reported includes a one-time $100,000 bonus related to the results of operations for the Newspaper Publishing business for the twelve months ended December 31, 2006.
(2)	Excluding accrued, but unpaid, base salary, annual bonus, accrued vacation, 401(k) payments and unreimbursed business expenses, executive is entitled to receive an amount equal to (i) the Executive’s salary, in effect as of the date of termination, for the remaining period of the then current employment term (disregarding any renewal term that would commence following the date of termination); and (ii) a pro rata bonus payment for the fiscal year during which the termination of employment occurred equal to the amount of the Executive’s bonus earned for the prior fiscal year multiplied by a fraction, the numerator of which is the number of days during the current fiscal year that transpired before the date of termination and the denominator of which is 365. The amount reported includes a one-time $100,000 bonus related to the results of operations for the Newspaper Publishing business for the twelve months ended December 31, 2006.
(3)	Executive is not entitled to any specific payments upon a change in control, other than such payments that Executive would otherwise be entitled to if termination upon a change in control is by reason of death or disability or by the Company without Cause or the Executive for Good Reason (as such terms as provided in the applicable employment agreement), as provided in the related columns.
(4)	Reflects the value of the restricted shares not yet vested on June 30, 2007, which would accelerate in connection with a termination by the Company without Cause or by the Executive with Good Reason, calculated in accordance with the fair market value of our common stock as of June 30, 2007.
(5)	Reflects the value of the stock options to purchase shares of our common stock not yet vested on June 30, 2007, which would accelerate in connection with a termination by the Company without Cause or by the Executive with Good Reason, calculated in accordance with the fair market value of our common stock as of June 30, 2007, less the exercise price.
(6)	Executive is entitled to continued participation in our group health plan, assuming he makes a timely election of continuation coverage under COBRA, at the Executive’s expense.
(7)	The Company will continue to provide coverage for the Executive and his eligible dependents under its medical and dental plans for the remaining period of the then current employment term (disregarding any renewal term that would commence following the date of termination) at the same cost to the Executive as in effect on the date of termination.

Mark G. Meikle

Benefit	Retirement ($)		Death ($)		Disability ($)		Termination by Company without Cause or Executive with Good Reason ($)		Termination following or prior to a Change in Control ($)
Cash Severance	—		$50,000	(1)	$50,000	(1)	$640,000	(2)	$—	(3)
Acceleration of Restricted Stock	—		—		—		—		$—	(3)
Acceleration of Stock Options	—		—		—		$64,835	(4)	$—	(3)
Health & Welfare Benefits	—	(5)	—	(5)	—	(5)	33,479	(6)	$—	(3)

(1)	Excluding accrued, but unpaid, base salary, annual bonus, accrued vacation, 401(k) payments and unreimbursed business expenses, executive is entitled to receive a lump sum pro rata bonus payment equal to the amount of the Executive’s bonus earned for the prior fiscal year multiplied by a fraction, the numerator of which is the number of days during the current fiscal year that transpired before the date of termination and the denominator of which is 365.
(2)	Excluding accrued, but unpaid, base salary, annual bonus, accrued vacation, 401(k) payments and unreimbursed business expenses, executive is entitled to receive an amount equal to (i) the Executive’s salary, in effect as of the date of termination, for the remaining period of the then current employment term (disregarding any renewal term that would commence following the date of termination); and (ii) a pro rata bonus payment for the fiscal year during which the termination of employment occurred equal to the amount of the Executive’s bonus earned for the prior fiscal year multiplied by a fraction, the numerator of which is the number of days during the current fiscal year that transpired before the date of termination and the denominator of which is 365.
(3)	Executive is not entitled to any specific payments upon a change in control, other than such payments that Executive would otherwise be entitled to if termination upon a change in control is by reason of death or disability or by the Company without Cause or the Executive for Good Reason, as provided in the related columns.
(4)	Reflects the value of the stock options to purchase shares of our common stock not yet vested on June 30, 2007, which would accelerate in connection with a termination by the Company without Cause or by the Executive with Good Reason, calculated in accordance with the fair market value of our common stock as of June 30. 2007, less the exercise price.
(5)	Executive is entitled to continued participation in our group health plan, assuming he makes a timely election of continuation coverage under COBRA, at the Executive’s expense.
(6)	The Company will continue to provide coverage for the Executive and his eligible dependents under its medical and dental plans for the remaining period of the then current employment term (disregarding any renewal term that would commence following the date of termination) at the same cost to the Executive as in effect on the date of termination.

DIRECTOR COMPENSATION

Compensation for Non-Management Directors. All of our directors are currently being paid an annual retainer fee in the amount of $20,000. The Chairman of each of our Audit Committee and our Nominating, Corporate Governance, Compensation and Stock Option Committee receive an additional annual fee of $5,000, and each board member is entitled to a fee of $1,500 per board or committee meeting attended. Non-employee directors are eligible to receive a grant of options to purchase shares of our common stock at the time of the meeting of our Board of Directors held immediately following each annual meeting of stockholders at the fair market value of such stock on the date of grant. We also reimburse each director for travel and related expenses incurred in connection with attendance at board and committee meetings.

On February 15, 2006, under the Incentive Plan, 5,000 shares of restricted Common Stock were granted to each of our following directors: Robert S. Prather, Jr.; Thomas J. Stultz; Gerald N. Agranoff; James W. Busby; Hilton H. Howell, Jr.; Monte C. Johnson; and George E. “Nick” Nicholson.

The following table provides summary information of compensation of directors for the twelve months ended June 30, 2007. The amount reported under stock awards relates to the shares of restricted stock awarded to each director on February 15, 2006, for which we continue to recognize expense in fiscal year 2007.

Director Compensation

Name and Principal Position	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Options Awards ($)	Non- Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)	Total ($)
(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)
Robert S. Prather, Jr. (2)	26,000	7,713					33,713
Gerald N. Agranoff	56,500	7,713					64,213
James W. Busby	51,500	7,713					59,213
Hilton H. Howell, Jr.	42,500	7,713					50,213
Monte C. Johnson	56,500	7,713					64,213
George E. “Nick” Nicholson	29,000	7,713					36,713
Thomas J. Stultz (2)	26,000	7,713					33,713

(1)	The amounts in column (C) represent the proportionate amount of the total fair value of restricted stock recognized by us as an expense in fiscal year 2007 for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair values of these awards and the amounts expensed in fiscal year 2007 were determined in accordance with FAS No. 123R. The assumptions used in determining the grant date fair values of these awards are set forth in Note 13 to our consolidated financial statements included elsewhere in this Annual Report.
(2)	The fees earned and stock awards granted to each of Mr. Prather and Mr. Stultz for his services as a Director as disclosed in the above table have not been reported and included in the Summary Compensation Table for Named Executive Officers to avoid duplication of compensation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Robert S. Prather, Jr., Chairman of TCM, is also President, Chief Operating Officer and a director of Gray. Hilton H. Howell, Jr., a director of TCM, is also Vice Chairman and a director of Gray.

Insurance Contract with Georgia Casualty & Surety Co.—Effective December 30, 2005, following the Spin-off, we obtained certain workers’ compensation insurance coverage under an insurance contract with Georgia Casualty & Surety Co., which is a wholly-owned subsidiary of Atlantic American Corporation, a publicly traded company in which J. Mack Robinson (a significant stockholder of our Company) and certain of his affiliates have a substantial ownership interest, and a company of which Hilton H. Howell, a member of our board of directors and Mr. Robinson’s son-in-law, is an executive officer. Prior to the Spin-off, Gray had a similar insurance contract with the same company. For the year ended December 31, 2004, and the period January 1, 2005 to December 30, 2005, our workers’ compensation insurance expense attributable to Gray’s insurance contract with Georgia Casualty was approximately $0.2 million and $0.2 million, respectively. For the six and twelve months ended June 30, 2006 and 2007 insurance expense related to Georgia Casualty was approximately $0.2 million and $0.2 million, respectively.

Rights-Sharing Agreement with Gray—Through a rights-sharing agreement by and between Host and Gray, effective prior to the Merger, we participate jointly with Gray in the marketing, selling and broadcasting of certain collegiate sporting events and in related programming, production and other associated activities of one university. In Host’s role under the agreement with Gray, Host manages the preponderance of the revenue-generating and sales fulfillment activities and provides all administrative functions for Host and Gray. As a result, Host recognized the total revenues derived and expenses incurred in connection with services performed on behalf of the university, and Host expensed the amounts paid to Gray under the rights-sharing agreement as a rights fee. In April 2005, Host, Gray and the university entered into a new agreement for expanded sports marketing rights for an initial seven year term with an option to extend the license for three additional years. At the same time, Host and Gray entered into a new rights sharing agreement for the same ten-year period. Under the April 2005 agreement with Gray, subsequent to the Merger, we continue to recognize the total revenues derived and total expenses incurred in connection with services performed on behalf of the university, and expense amounts payable to Gray as a component of our rights fee expense. The amount payable to Gray will be 50% of the profit, in excess of thresholds agreed upon by Host and Gray, to be derived from these marketing activities, as determined at the conclusion of each contract year. As of June 30, 2007, there were no accrued fees payable to Gray under the current rights-sharing agreement. Our relationship with Gray is described further in other notes to these condensed combined and consolidated financial statements.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires the directors, executive officers and persons who own more than 10 percent of a registered class of a company’s equity securities to file with the SEC initial reports of ownership (Form 3) and reports of changes in ownership (Forms 4 and 5) of such class of equity securities. Such officers, directors and greater than 10 percent stockholders of a company are required by SEC regulations to furnish the company with copies of all such Section 16(a) reports that they file.

To our knowledge, based solely on our review of the copies of such reports furnished to us during the twelve months ended June 30, 2007, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10 percent beneficial owners were met, except reports Form 4 related to stock options grants for each of Michael Steven Cornwell and Mark G. Meikle were filed 14 days late due to a miscommunication that has since been mitigated.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No person who was a member of the Nominating, Corporate Governance, Compensation and Stock Option Committee during the twelve months ended June 30, 2007 was a present or former officer or employee of ours. None of our executive officers served during the twelve months ended June 30, 2007 as a director or member of a compensation committee of any entity one of whose executive officers served on the Board or the Nominating, Corporate Governance, Compensation and Stock Option Committee.

REPORT OF AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, as amended, except to the extent we specifically incorporate this Report by reference therein.

The Audit Committee of our Board of Directors is comprised of four directors who are independent and financially literate within the meaning of the NASDAQ listing standards regarding audit committees. In addition, the Board of Directors has determined that Gerald N. Agranoff is an “audit committee financial expert” as defined by applicable SEC rules. In accordance with its written charter, which was approved and adopted in its current form by our Board of Directors in December 2005, the Audit Committee assists our Board of Directors in oversight of the quality and integrity of the accounting, auditing and financial reporting practices of TCM. In addition, the Audit Committee has the authority to select our independent registered public accounting firm.

Management has primary responsibility for TCM’s financial statements and the overall reporting process, including TCM’s system of internal controls. BDO Seidman, LLP, our independent registered public accounting firm, audits the annual consolidated financial statements prepared by management and expresses an opinion on whether those statements fairly present in all material respects our financial position, results of operations, and cash flows in conformity with accounting principles generally accepted in the United States of America. The Audit Committee has reviewed our audited consolidated financial statements for the twelve months ended June 30, 2007 and discussed them with both management and BDO Seidman, LLP.

Management is responsible for establishing, assessing and reporting on TCM’s system of internal control over financial reporting. The Audit Committee met with management and BDO Seidman, LLP to review and discuss management’s assessment of the effectiveness of TCM’s internal controls over financial reporting.

The Audit Committee has also discussed with BDO Seidman, LLP the matters required to be discussed by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants.

The Audit Committee has received and reviewed the written disclosures and the letter from BDO Seidman, LLP required by Independence Standards No. 1, Independence Discussions with Audit Committees, issued by the Independence Standards Board, and has discussed with BDO Seidman, LLP its independence from TCM. In addition, the Audit Committee has considered whether the provision of the non-audit services provided by BDO Seidman, LLP is compatible with maintaining BDO Seidman, LLP’s independence.

Based upon this review, the Audit Committee recommended to the full Board of Directors that our audited consolidated financial statements be included in TCM’s Annual Report on Form 10-K for the six months ended June 30, 2006 and filed with the SEC.

Submitted by the Audit Committee of the Board of Directors.

Gerald N. Agranoff—Chairman

James W. Busby

Monte C. Johnson

George E. “Nick” Nicholson

Item No. 2

Ratification of the Selection of BDO Seidman, LLP for the Fiscal Year 2008

Sarbanes-Oxley requires that each corporation’s audit committee be directly responsible for appointing the independent auditors. The Audit Committee has selected BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2008, the Board of Directors has concurred in an advisory capacity with that selection, and the selection is now being submitted to the stockholders at the annual meeting for their ratification. If the stockholders do not ratify the selection of BDO Seidman, LLP as the independent auditors, the Audit Committee will reconsider whether to engage BDO Seidman, LLP but may ultimately determine to engage that firm or another audit firm without re-submitting the matter to stockholders. Among the factors the Audit Committee may consider in making this determination are the difficulty and expense of making any change in independent auditors in the middle of a fiscal year. Even if the stockholders ratify the selection of BDO Seidman, LLP, the Audit Committee may in its sole discretion terminate the engagement of BDO Seidman, LLP and direct the appointment of another independent auditor at any time during the year, although it has no current intention to do so.

The Audit Committee considers BDO Seidman, LLP well qualified, with offices or affiliates in or near most locations in the U.S. where we operate.

Representatives of BDO Seidman, LLP will attend the annual meeting and will have the opportunity to make any statement they wish. They will also be available to answer questions that you may have.

The Board of Directors recommends a vote FOR the proposal to ratify the selection of BDO Seidman, LLP as independent registered public accounting firm to audit our books, records, and accounts and our subsidiaries for the fiscal year ending June 30, 2008.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BDO Seidman, LLP has been our principal independent registered public accounting firm since July 25, 2006.

On July 25, 2006, our Audit Committee authorized the engagement of BDO Seidman, LLP as its new independent registered public accounting firm to be effective immediately. During the two most recent fiscal years and through July 25, 2007, neither us nor anyone on our behalf has consulted with BDO Seidman regarding any of the following:

•	the application of accounting principles to a specified transaction, either completed or proposed;

•

the type of audit opinion that might be rendered on our financial statements, and in no case was a written report provided to us nor was oral advice provided that we concluded was an important factor in reaching a decision as to accounting, auditing or financial reporting issues; or

•

any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

BDO Seidman, LLP audited our annual financial statements for the twelve months ended June 30, 2007 and we have selected BDO Seidman, LLP as our independent registered public accounting firm to audit our financial statements for the year ending June 30, 2008.

Fees

As of June 30, 2007, no fees had been billed by BDO Seidman, LLP. For the audit of the financial statements as of and for the twelve months ended June 30, 2007, we have committed to an audit fee of $210,000 to $220,000 with BDO Seidman, LLP. As of the date of this proxy statement, we have not committed to any other related fees.

The following table presents fees for professional services rendered by BDO Seidman, LLP for the audit of our annual financial statements for fiscal 2007 and fiscal 2006:

	Twelve Months Ended June 30, 2007	Six Months Ended June 30, 2006
Audit fees (1)	$338,500	$252,000
Audit related fees	—	—
Tax fees	—	—
Other fees	—	—

Total	$338,500	$252,000

(1)	For professional services in connection with the audit of our financial statements for the periods indicated. For the year ended June 30, 2007, the fees also include professional services in connection with reviews of our quarterly financial statements. All fees are inclusive of out-of-pocket costs.

In accordance with its written charter, the Audit Committee reviews and discusses with BDO Seidman, LLP on a periodic basis, any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm and pre-approves all audit and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent registered public accounting firm.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about the Common Stock that may be issued upon the exercise of options, warrants and rights under all existing equity compensation plans as of June 30, 2007

As of June 30, 2007	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	415,226	$10.10	385,405

STOCKHOLDER PROPOSALS FOR INCLUSION

IN NEXT YEAR’S PROXY STATEMENT

Proposals of stockholders intended to be presented at our 2008 Annual Meeting of Stockholders must be received at our principal executive offices by July 3, 2008, in order to be eligible for inclusion in our proxy statement and form of proxy for that meeting.

OTHER STOCKHOLDER PROPOSALS FOR PRESENTATION

AT NEXT YEAR’S ANNUAL MEETING

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2008 Annual Meeting of Stockholders, management will be able to vote proxies in its discretion if we: (1) receive notice of the proposal before the close of business on September 29, 2008 and advise stockholders in the 2008 proxy statement about the nature of the matter and how management intends to vote on such matter; or (2) receive notice of the proposal after the close of business on September 29, 2008. Notices of intention to present proposals at the 2008 Annual Meeting of Stockholders should be addressed to Triple Crown Media, Inc., Attention: Mark G. Meikle, Secretary, 546 East Main Street, Lexington, Kentucky 40508.

HOUSEHOLDING

As permitted under the Exchange Act, only one copy of this proxy statement is being delivered to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies of this proxy statement. We will promptly deliver, upon oral or written request, a separate copy of this proxy statement and our Annual Report on Form 10-K for the twelve months ended June 30, 2007, to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies or to request to receive a separate annual report or proxy statement at a different address in the future should be directed to Triple Crown Media, Inc., 546 East Main Street, Lexington, Kentucky 40508, Attention: Investor Relations or by calling (859) 226-4678. Stockholders residing at the same address and currently receiving only one copy of the proxy statement may contact Investor Relations at the address above to request multiple copies of the proxy statement in the future. Stockholders residing at the same address and currently receiving multiple copies of the proxy statement may contact Investor Relations at the address above to request that only a single copy of the proxy statement by mailed in the future.

TRIPLE CROWN MEDIA, INC.

PROXY FOR 2007 ANNUAL MEETING OF STOCKHOLDERS

This Proxy is Solicited on Behalf of the Board of Directors of Triple Crown Media, Inc.

The undersigned stockholder hereby appoints Robert S. Prather, Jr. and Thomas J. Stultz, and each of them or either one of them, with full power to appoint his substitute, attorneys and proxies to represent the undersigned stockholder and to vote and act with respect to all shares of Common Stock, $.001 par value per share, of Triple Crown Media, Inc. (“TCM”), held of record by the undersigned on October 15, 2007, at the Annual Meeting of Stockholders of TCM to be held on November 28, 2007 at 10:00 AM, local time, at the board room on the third floor at 546 East Main Street, Lexington, Kentucky, 40508, and at any adjournment or postponement of that meeting.

IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATIONS ARE MADE, THE SHARES WILL BE VOTED FOR THE PROPOSAL IN THIS PROXY. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER, INCLUDING SUBSTITUTION OF DIRECTOR NOMINEES, WHICH MAY COME BEFORE THE MEETING.

(Continued and to be signed, on the reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

—FOLD AND DETACH HERE—

Dear Stockholder:

Triple Crown Media, Inc. encourages you to take advantage of convenient ways by which you can vote your shares. You can vote your shares electronically through the Internet or the telephone. This eliminates the need to return the proxy card.

To vote your shares electronically you must use the control number. The control number is the series of numbers printed in the box on the bottom right corner of the other side of this card. This control number must be used to access the system.

1.	To vote over the Internet:

•	Log on to the Internet and go to the website http://www.proxyvoting.com/tcmi.

2.	To vote over the telephone:

•	On a touch-tone telephone call 1-866-540-5760, 24 hours a day, 7 days a week.

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

Please mark
here for address change
[ ]
or comments
SEE REVERSE SIDE.

THE BOARD OF DIRECTORS OF TCM UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” THE FOLLOWING PROPOSAL:

1.	The proposal to elect the seven directors named below (the “Nominees”), to serve as members of TCM’s Board of Directors, to serve until the next Annual Meeting of Stockholders of TCM and until their successors are duly elected and qualified.

Nominees:

01. Robert S. Prather, Jr.	04. Hilton H. Howell, Jr.	07. Thomas J. Stultz
02. Gerald N. Agranoff	05. Monte C. Johnson
03. James W. Busby	06. George E. “Nick” Nicholson

☐	FOR all Nominees listed above (except as marked to the contrary below)	☐	Withhold Authority to vote for all Nominees listed above

Instructions: To withhold authority to vote for any individual Nominee, write that Nominee’s name in the following space provided:

2.	Ratification of the selection of BDO Seidman, LLP as independent registered public accounting firm for our Fiscal Year 2008

☐	FOR	☐	AGAINST
☐	ABSTAIN

3.	In their discretion, the Proxies are authorized to vote upon such of the matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

DATED:

Signature

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY

PROMPTLY USING THE ENCLOSED ENVELOPE

Signature (if held jointly)

This Proxy revokes all prior proxies with respect to the Annual Meeting and may be revoked prior to its exercise.

NOTE: PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THIS PROXY. IF SIGNED FOR ESTATES, TRUSTS OR CORPORATIONS, TITLE OR CAPACITY SHOULD BE STATED. IF SHARES ARE HELD JOINTLY, EACH HOLDER SHOULD SIGN. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER.

*FOLD AND DETACH HERE*

VOTE BY INTERNET OR TELEPHONE OR MAIL

24 HOURS A DAY, 7 DAYS A WEEK

Internet and telephone voting is available through 11:59 p.m. Eastern Time the day prior to annual meeting day.

YOUR INTERNET OR TELEPHONE VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

INTERNET

http://www.proxyvoting.com/tcmi

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

OR

MAIL

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

IF YOU VOTE YOUR PROXY BY INTERNET OR BY TELEPHONE, YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.